Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President and CFO
517/372-9200

Neogen reports record revenues and earnings

LANSING, Mich., July 18, 2017 — Neogen Corporation (NASDAQ: NEOG) announced today that its net income for the fourth quarter of its 2017 fiscal year, which ended May 31, was $12,474,000, or $0.32 per fully diluted share, an increase of 27% from $9,857,000, or $0.26 per share, in fiscal 2016. Net income for the 2017 fiscal year increased 20% to $43,793,000, or $1.14 per share, compared to the prior year’s $36,564,000, or $0.97 per share.

Revenues for the fourth quarter of its 2017 fiscal year were $98,847,000, an increase of 10% compared to $90,080,000 the prior year quarter. Revenues for the entire fiscal 2017 increased 13% to $361,594,000 from the prior year’s $321,275,000. This increase was aided by recent acquisitions completed by the company, and was achieved despite adverse top line currency adjustments of approximately $7.2 million for the full year resulting from strength of the U.S. dollar in Neogen’s international markets. Revenues and net income for the fourth quarter, and the 2017 fiscal year, established new all-time highs for the 35-year-old company.

“We are pleased to report a solid 2017 fiscal year performance and an even stronger position to continue to expand in the future,” said James Herbert, Neogen’s executive chairman. “We believe that our broad portfolio of innovative products and services sets us apart globally. We have a shared vision with the world’s food and animal producers that seek to produce food products that are safe and of high quality.”

The fourth quarter was the 101st of the past 106 quarters that Neogen reported revenue increases as compared with the previous year — including all consecutive quarters in the last 12 years.

“Our fiscal 2017 was yet another year where we were able to deliver solid operational results and launch new products and services to drive future growth,” said Richard Calk, Jr., Neogen’s president and chief operating officer. “Our fiscal 2017 acquisitions of England-based Quat-Chem and Brazil-based Rogama expanded our biosecurity product portfolio and production capabilities. We can now produce and sell cleaners, disinfectants and rodenticides competitively in worldwide markets critical to the global food supply.”

Gross margins for the company were 47.6% in both fiscal 2017 and fiscal 2016. Operating income was $64.9 million, or 18.0% of sales, in the current fiscal year, compared to $56.4 million, or 17.6%, in the company’s 2016 fiscal year.

“Although currency pressures continued to negatively impact us in fiscal 2017, the U.S. dollar did weaken somewhat in the fourth quarter,” said Steve Quinlan, Neogen’s chief financial officer. “In spite of the adverse currency impact in fiscal 2017, the company had another strong year of cash generation, and our cash position gives us great flexibility in pursuing our growth strategy going forward.”

After currency translations, revenues from Neogen’s Scotland-based subsidiary increased 13% for the 2017 fiscal year on strong sales of mycotoxin test kits and genomics services; Mexico-based Neogen Latinoamerica’s sales decreased 7%, but rose 6% in local currency; and Neogen do Brasil’s revenues increased 65% on higher sales of drug detection and drug residue test kits. Neogen recorded a 24% increase in sales into China as the company continues to expand its markets.

Revenues for the company’s Food Safety segment increased 17% during the current fiscal year compared to the prior year. The Food Safety segment’s revenue performance for fiscal 2017 was adversely affected by the negative currency translations, as Neogen’s international operations report through that segment. The segment’s 2017 increase was also aided by the company’s acquisitions of Quat-Chem and Rogama during the fiscal year, which report through Neogen’s operations in Scotland and Brazil, respectively. Organic growth for the Food Safety segment was 9% for the year; excluding the adverse currency effect, the increase was 14%.

The current fiscal year Food Safety sales performance was led by a 19% increase in sales of Neogen’s rapid tests for natural toxins. Increased testing for the toxins was driven by elevated DON levels in corn crops in the U.S., Canada and Europe. Sales of Neogen’s test kits to detect food allergens, such as gluten, milk and peanuts, increased 16% in the current fiscal year. This increase was aided by increasing global food allergen regulatory efforts, and strong sales of Neogen’s product to simultaneously detect six tree nuts with one test.

Neogen’s Animal Safety segment achieved a revenue increase of 9% in the 2017 fiscal year when compared to 2016, aided by the May 2016 acquisition of Preserve International’s cleaner and disinfectant business.

The company’s sales of rapid tests to detect drug residues in forensic samples rose 34% compared to the prior year, due to a significant increase in sales of drug detection kits to commercial labs. The Animal Safety segment also recorded an 11% increase in sales of its patented D3™ Detectable Needles, which are engineered to be more resistant to breakage and detectable in standard metal detectors should they ever break.

Revenues from Neogen’s animal genomics business increased 19% worldwide in fiscal 2017 compared to the prior year, led by additional poultry, cattle and canine testing.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended May 31		Year ended May 31
	2017	2016	2017	2016
Revenue
Food Safety	$48,258	$39,716	$171,325	$146,421
Animal Safety	50,589	50,364	190,269	174,854

Total revenue	98,847	90,080	361,594	321,275
Cost of sales	51,829	48,228	189,626	168,211

Gross margin	47,018	41,852	171,968	153,064
Operating expenses
Sales & marketing	16,600	15,872	62,424	57,599
Administrative	9,120	8,107	34,214	29,189
Research & development	2,298	2,248	10,385	9,890

Total operating expenses	28,018	26,227	107,023	96,678

Operating income	19,000	15,625	64,945	56,386
Other income (expense)	(59)	(382)	1,728	(873)

Income before tax	18,941	15,243	66,673	55,513
Income tax	6,450	5,425	22,700	18,975

Net income	$12,491	$9,818	$43,973	$36,538
Net loss (income) attributable to non-controlling interest	$(17)	$39	$(180)	$26

Net income attributable to Neogen Corp	$12,474	$9,857	$43,793	$36,564
Net income attributable to Neogen Corp per diluted share	$0.32	$0.26	$1.14	$0.97
Other information:
Shares to calculate per share	38,629	37,933	38,374	37,875
Depreciation & amortization	$4,000	$3,353	$14,691	$12,181
Interest income	148	84	838	322
Gross margin (% of sales)	47.6%	46.5%	47.6%	47.6%
Operating income (% of sales)	19.2%	17.3%	18.0%	17.6%
Revenue increase vs. FY 2016	9.7%		12.5%
Net income vs. FY 2016	26.5%		19.8%

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED

BALANCE SHEET DATA

(In thousands)

	May 31	May 31
	2017	2016
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$143,635	$107,796
Accounts receivable	68,576	67,652
Inventory	73,144	64,371
Other current assets	7,606	8,407

Total current assets	292,961	248,226
Property & equipment, net	61,748	54,683
Goodwill & other assets	173,700	147,031

Total assets	$528,409	$449,940
Liabilities & Equity
Current liabilities	$36,002	$28,598
Other long-term liabilities	20,650	17,181
Equity: Shares outstanding 38,199 in 2017 & 37,568 in 2016	471,757	404,161

Total liabilities & equity	$528,409	$449,940

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